Exhibit 10.3
FIRST AMENDMENT
TO THE
TELEFLEX INCORPORATED DEFERRED COMPENSATION PLAN
Background Information
A.	Teleflex Incorporated (“Company”) previously adopted and maintains the Teleflex Incorporated Deferred Compensation Plan (“Plan”) for the benefit of the members of its Board of Directors and a select group of management or highly compensated employees of the Company and of its affiliated entities which participate in this Plan with the consent of the Company.

B.	The Company desires to amend the Plan, effective as of January 1, 2010, to clarify the time when benefit payments commence following the distribution date elected by a participant.

C.	The Company further desires to amend the Plan, effective as of January 1, 2010, to provide that a participant who elects separation from service as the distribution date for his Plan account may change that election in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

D.	Section 7.1 of the Plan authorizes the Financial Benefit Plans Committee to amend the Plan at any time and from time to time in accordance with the authority delegated to it by the Company’s Board of Directors or the Benefits Policy Committee.
First Amendment to the Plan
The Plan is hereby amended as set forth below effective as of January 1, 2010.

1.	The last paragraph of Section 5.1 of the Plan, “Time of Payment,” is hereby amended in its entirety to read as follows:

“On the date in (c), above, or the January 31 following the date in (a) or (b), above, as elected by the Participant in accordance with the terms of the Plan, the Participant will receive or begin to receive payment of the amount credited to his Account; provided, however, that, if the Participant is a Specified Employee and his Account will be distributed due to his Separation from Service, his Account will be distributed or begin to be distributed on the later of: (i) the January 31 following his Separation from Service or (ii) the first day of the seventh month following his Separation from Service.”

2.	The first and second sentences of the first paragraph of Section 5.3 of the Plan, “Changing the Time and/or Form of Payment,” is hereby amended in its entirety to read as follows:

“Prior to January 1, 2010, if a Participant elects or is deemed to have elected to receive payment of his Account upon his Separation from Service, the election is irrevocable. If the Participant elects to receive payment of his Account on a fixed date following the Participant’s Separation from Service or an Alternative Date, the Participant may revise the fixed date following the Participant’s Separation from Service or the Alternative Date, respectively, during the annual deferral election period prior to the beginning of each Plan Year or at such other times permitted by the Administrative Committee, in accordance with the procedures established by the Administrative Committee, provided that such revision occurs at least twelve months prior to the original fixed date following the Participant’s Separation from Service or Alternative Date, respectively, and the new a fixed date following the Participant’s Separation from Service or Alternative Date, respectively, is no earlier than the fifth anniversary of the original fixed date following the Participant’s Separation from Service or Alternative Date, respectively.”

3.	All other provisions of the Plan shall remain in full force and effect.

TELEFLEX INCORPORATED
By:	/s/ Douglas R. Carl

Date: December 29, 2009

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